UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 1, 2023

Talkspace, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39314	84-4636604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Address Not Applicable	Address Not Applicable
(Address of principal executive offices)	(Zip Code)

(212) 284-7206
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share Warrants to purchase common stock	TALK TALKW	Nasdaq Global Select Market Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 2, 2023, the Board of the Directors (the “Board”)  of Talkspace, Inc. (the “Company”), resolved, via unanimous written consent in lieu of a meeting, to increase the size of the Board from seven to nine directors (the “Increase”) and began a search to fill the vacancies created by the Increase.

On December 1, 2023, after reviewing the qualifications, experience and independence of Ms. Liat Ben-Zur and Ms. Swati Abbott (the “New Directors”) and, after recommendation by the Nominating and Corporate Governance Committee, the Board appointed the New Directors via unanimous written consent.   The New Directors will serve as Class III directors and will stand for reelection as Class III directors at the Company’s 2024 annual meeting of stockholders.   After giving effect to the appointment, each Class of directors will have 3 members.

Ms. Ben-Zur, currently an Entrepreneur in Residence at Storm Ventures, a venture firm that specializes in building enterprise leaders, and strategic advisor, is a transformative technology executive with over 27 years of experience in driving digital transformation and product innovation. Previously, as Corporate Vice President at Microsoft, she played a pivotal role in transforming Microsoft’s Consumer businesses, notably turning around two declining services into $14B ventures and spearheading the revival of Microsoft’s Edge browser and the launch of the world's first commercial GPT-4 solution with Bing. Prior to that, as Senior Vice President at Royal Philips, Ms. Ben-Zur led digital initiatives, launching over 30 connected IoT and personal health products. As Senior Director of Product Management at Qualcomm, she led the launch of the company's first open-source IoT project, AllJoyn, turning that into one of the largest IoT common protocol alliances in the world, AllSeen. An expert in mobile, IoT, and AI, Ms. Ben-Zur is known for her strategic insights in disruptive technologies and product-led growth.  Today Ms. Ben-Zur is a strategic advisor coaching leadership teams on product, growth, culture building and how to harness the power of AI to transform markets.

A magna cum laude BSEE graduate from UC Davis and an MBA from UCLA Anderson School of Management, Ms. Ben-Zur is an inventor holding multiple technology patents. Her numerous accolades include being named one of the "7 Rising Stars of Wireless," "4 Women Waves in the World of IoT," and one of Inspiring Fifty's “Most Inspirational Women in Technology.” .

Ms. Abbott is an independent consultant and serves as a board member at Ensign Group, Inc. (ENSG), a company providing post-acute care. Ms. Abbott also served on the board of Magellan Health, Inc. (MGLN) until Magellan’s acquisition by Centene in January 2022. Ms. Abbott has deep experience leading organizations through data insights and analytical transformations. Ms. Abbott previously served as the Chief Executive Officer of Blue Health Intelligence (“BHI”) for eleven years (until April 2022), where she led their initiatives to leverage data insights to develop innovative analytics solutions. Prior to joining BHI, Ms. Abbott served as the President of MEDai, a Reed Elsevier company and leading predictive analytics company that assists healthcare payers and providers. Her leadership and strategic vision led MEDai’s revenue to grow 300% within four years. Prior to joining MEDai, Ms. Abbott served in multiple roles where she led strategic solutions development for medical management data warehousing, quality assurance and risk management, among other areas. Frost and Sullivan recognized Ms. Abbott as one of the Movers and Shakers in healthcare (2010). Ms. Abbott was selected by Directors  Boards publication as one of the Racial and Ethnic Directors to Watch for 2022. Ms. Abbott holds a Bachelor of Science degree in physics from Delhi University, India.

The New Directors will receive up to the Company's standard compensation for non-employee directors in accordance with the Company's Director Compensation Policy, as described in the Company's proxy statement on Schedule 14A filed with the Securities and Exchange Commission on September 1, 2023. The New Directors will execute an indemnification agreement consistent with the Company's standard form of indemnification agreement, filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

There is no arrangement or understanding between the New Directors and any other persons pursuant to which the New Directors were appointed as directors, and, other than as set forth above, the New Directors have no direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

On December 5, 2023, the Company issued a press release in connection with the announcement of the foregoing matters. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release issued by Talkspace, Inc., dated December 5, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Talkspace, Inc.

Date: December 5, 2023	By:	/s/ Jennifer Fulk Jennifer Fulk Chief Financial Officer